EXHIBIT 99.1

United-Guardian Declares Year-End Dividend

HAUPPAUGE, N.Y., Nov. 22, 2019 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on November 20, 2019, declared a cash dividend of $0.55 per share, to be paid on December 10, 2019 to all stockholders of record as of December 3, 2019.

Ken Globus, President of United-Guardian, stated, “Despite the slow global economy and the negative  impact of the ongoing tariff dispute between China and the Trump Administration, we still had a very strong year, and because of that the company’s Board of Directors determined that it would once again be in the best interests of the company and its stockholders to make this cash distribution. This decision was also predicated on the expectation that the tariff situation will get resolved soon, which we hope will enable us to increase our global sales, and, in particular, our sales in China. The Board also concluded that issuing this dividend would not adversely affect our ability to fund any anticipated capital requirements. Based upon the current stock price, the current trailing twelve-month dividend yield on our stock is close to 6%, and we are hopeful that we will be able to continue this dividend policy next year as well.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Robert S. Rubinger Public Relations (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.